Exhibit 10.2

CONTINGENT CONSIDERATION SIDE LETTER AGREEMENT

THIS CONTINGENT CONSIDERATION SIDE LETTER AGREEMENT (this “Letter Agreement”) is made and entered as of the October 31, 2024 (the “Effective Date”), by and among the Founder Sellers on behalf of themselves and the non-voting shareholders of Bloom HoldCo LLC (the "Company") (collectively, the “Sellers”), Ryan Faber, as the Sellers’ Representative, and Virtual Assets Lab AG, a Swiss company limited by shares (the "Buyer"). Terms not otherwise defined herein shall have the meaning ascribed to them in that certain Purchase and Sale Agreement entered into by and between the Parties (the “Purchase Agreement”). The Buyer, Founder Sellers, and Sellers’ Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. WHEREAS, the Company is the owner of certain digital identity technology, wallet technology and mobile applications which is more specifically described on Exhibit A attached hereto and incorporated herein (the “Technology”);

B. WHEREAS, the Parties are entering into the Purchase Agreement whereby Buyer will acquire all of Sellers’ shares in the Company together with all of its assets, including the Technology; and

C. WHEREAS, the Parties have agreed that, as additional consideration to the Sellers for the sale of the Company, the Buyer has agreed to pay to the Sellers’ Representative, on behalf of the Sellers, a five percent (5%) royalty on all Revenue earned directly from the sale, licensing or use of the Technology by the Buyer or its Affiliates.

NOW, THEREFORE, in consideration of the premises, and the mutual undertakings and rights granted herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

1. DEFINITIONS

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Board” means the Buyer’s board of directors.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Buyer’s business or the business of the Buyer’s Affiliates, as applicable, including, without limitation, financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, licenses, supplier lists, computer files and programs, retrieval programs, and operating data.

“Default Rate” means four percent (4%).

“Freedom of Information Act” means 5 U.S.C. § 552, as amended.

“Reasonable Steps” means those steps the Buyer takes to utilize its own similar technology and products as part of its commercial offerings, which must not be less than a reasonable standard of care.

“Revenue” means [global income earned by the Buyer or its Affiliates from the products when the Technology is directly used net of all reasonable direct and indirect expenses associated with the Technology after the Technology is fully integrated into the products (the “Post-Launch Expenses”). For clarity, Post-Launch Expenses shall not include any direct or indirect expenses associated with developing and/or designing the Technology when initially integrating the Technology into the products.

“Royalty” and “Royalties” mean the percentage of Revenue paid in arrears periodically by the Buyer to the Sellers’ Representative.

“Uniform Commercial Code” means Title 6, Subtitle 1 of the Delaware Code, as amended.

ARTICLE II

2. TERM

Section 2.1 Term.

The term of this Letter Agreement shall commence on the Effective Date and expire on the earlier of: (i) the date that is five (5) years from the Effective Date or (ii) the date that is two (2) years from the Effective Date if the Sellers’ Representative determines that the Buyer has not taken Reasonable Steps to utilize the Technology as part of its commercial offerings (the “Term”).

ARTICLE III

3. CONSIDERATION

Section 3.1 Royalties.

The Buyer agrees to pay Royalties in the amount of five percent (5%) of the Revenues directly derived anywhere in the world by, for, through, or under Buyer or its Affiliates in relation to its license, sale or use of the Technology. All Royalties due hereunder shall be paid in United States Dollars. All Royalties paid or computed in other currencies shall be converted into United States Dollars at the buying rate for the transfer of such other currencies to United States Dollars as quoted by the Chase Manhattan Bank (or if Chase Manhattan Bank ceases to provide such information, any of the five (5) largest banking institutions regulated by the United States Government selected by Sellers’ Representative) on the last day of such accounting period.

Section 3.2 Payment.

Royalties shall be paid annually commencing on the one-year anniversary of the Effective Date and on each annual anniversary thereafter throughout the Term. At the time of making any such payment, Buyer shall furnish the Sellers’ Representative with a written statement of Revenues and Royalty calculations for the preceding year and any such other documentation as Sellers’ Representative shall reasonably request.

Section 3.3 Adjustments.

In the event of an adjustment of Royalties based upon estimated/actual Revenues: (i) in the event that any estimated Royalties paid exceeds the sum due to Sellers based upon actual Revenues received, Buyer may offset such amount against the next ensuing payment of estimated Royalties until the excess is fully applied; and (ii) in the event that any estimated Royalties paid is less than the sum due to Sellers based upon actual Revenues received, Buyer shall pay the shortfall to Sellers’ Representative within fifteen (15) business days.

Section 3.4 Books and Records.

Buyer shall keep, at its main office, a permanent, accurate set of Books and Records in which Revenues shall be recorded. The Books and Records shall also include any non-consolidated, federal, state and local tax returns and all pertinent original sales records relating to Buyer’s operations/sales. All books and records reflecting Revenues and/or the calculation of Royalties shall be retained and preserved for a period of five (5) years after the termination or expiration of this Letter Agreement.

Section 3.5 Inspection and Audit.

(a) The Books and Records shall be open to inspection and audit by Sellers’ Representative and/or its duly authorized representatives, at all reasonable times during business hours upon not less than ten (10) days prior written notice. If Sellers’ Representative conducts an audit of the Books and Records, and if the audit determines that Buyer has understated Revenues or calculation of Royalties by more than three (3%) percent, in addition to such other rights and remedies available to the Sellers at law or equity, Buyer shall, within ten (10) business days thereafter, pay any deficiency in the Royalties due on account of such understatement and the reasonable cost of such audit. If Buyer fails to submit the required statement of Revenues or calculation of Royalties, as required, Buyer shall pay the cost thereof, irrespective of the results of such audit.

(b) The cost of such audit shall be determined on a time and expense basis at the rate per hour which shall not exceed that charged for similar personnel by a national firm or independent certified public accountants.

Section 3.6 Taxes.

In the event any Government Entities impose any taxes on any part of the payments required hereunder and Buyer’s auditors or tax advisors advise Buyer that it is required to withhold taxes from such payment, Buyer may withhold such taxes from such payments or pay the same as required. Tax receipts indicating such payments or withholding of taxes shall be promptly submitted to Sellers’ Representative. Buyer shall cooperate with Sellers’ Representative in a determination of the propriety of, or imposition of, any such tax and shall permit Sellers’ Representative to challenge such tax by all lawful means.

Section 3.6 Exchange Restrictions.

In the event any national government imposes any exchange restriction prohibiting payments as required under this Letter Agreement, an account in the name of Sellers’ Representative shall be established in a financial institution of Sellers’ Representative’s choice in such country (or permitted place of payment) and all monies due to Sellers shall be paid into such account, or at Sellers’ Representative’s election, payment shall be made to any account designated by Sellers’ Representative that complies with such restriction(s)/prohibition.

Section 3.7 Interest.

In the event that Buyer fails to pay any payment hereunder when due, Buyer shall pay interest to Sellers on any and all amounts overdue and payable under this Letter Agreement at the Default Rate from the date of default until payment until such amount is paid.

Section 3.8 Confidentiality Agreement.

All of Buyer’s obligations and covenants to provide reports under this Letter Agreement are subject to Sellers’ Representative delivering a customary confidentiality agreement and if Sellers’ Representative ceases to be employed by Buyer further subject to redaction of pricing and other information which would be protected from disclosure under the Freedom of Information Act.

ARTICLE IV

4. COVENANTS

Section 4.1 Diligence.

Buyer shall use commercially reasonable diligence in the operation of its business in the ordinary course.

Section 4.2 Compliance with Laws.

Buyer shall conform to, and comply with, all applicable Laws.

Section 4.3 Compliance with Requirements.

Buyer shall obtain and comply with all leases, licenses, contractual arrangements, approvals, consents, licenses and permits of any Governmental Authority, as may be required from time to time.

Section 4.4 Contracts.

Upon request, Buyer shall deliver to Sellers’ Representative true, correct and complete lists of all Revenue generating contracts of Buyer. Each list shall show the name, address, and telephone number of each contracting Person, a general statement of the nature of the work to be done or labor and materials to be supplied, the names of the contact parties for each contracting Person and the estimated dollar value of such contract and the status of such contract.

Section 4.5 Protection against Liens and Claims.

(a) Except with the prior written consent of Sellers’ Representative, which may be granted or withheld in its sole and absolute discretion, Buyer shall: (i) promptly (within five (5) business days) notify Sellers’ Representative of the assertion of any claims of any nature whatsoever against the Technology; and (ii) protect the Technology against the assertion of any such claims.

(b) The decision not to protect the Technology against the assertion of any such claims, shall be in the sole discretion of the Board, exercised reasonably, provided, however, that: (i) the Board shall notify the Sellers’ Representative at least ten (10) business days in advance that the issue will be considered at the next Board meeting; and (ii) the Board must convene a meeting and specifically decide not to protect the Technology within thirty (30) days after written notice from the Sellers’ Representative. The failure of the Board to convene a meeting or affirmatively decide to protect the Technology within said thirty (30) days shall be deemed to be a decision by the Board not to do so, in which event, Buyer shall immediately assign all of its right, title and interest in and to such Technology to Sellers’ Representative or his nominee. Thereafter, Sellers’ Representative may, in his sole discretion: (a) defend the Technology in the name of Sellers (in which event Buyer shall reasonably cooperate with such defense); or (b) otherwise deal with such claims as Sellers’ Representative or his nominee deems appropriate.

Section 4.6 Payment of Taxes, Assessments and Charges.

Buyer shall pay, prior to delinquency, all taxes, assessments, charges and levies imposed by any Governmental Entity.

Section 4.7 Reporting and Requirements.

Promptly after request by Sellers’ Representative, Buyer shall cause to be delivered to Sellers’ Representative, in form and detail reasonably satisfactory to Sellers’ Representative: (i) any litigation seeking damages in excess of $100,000, or multiple lawsuits seeking total damages from Buyer of $200,000 or more, or making a claim to title or the right to possess the Technology or any material part of the assets of Buyer; (ii) any dispute between Buyer and any Governmental Entity or Person relating to the Technology or any material part of the assets of Buyer; (iii) any Event of Default by Buyer or event which, with the giving of notice and/or the passage of time, could become and Event of Default; (iv) the Books and Records; and (v) such other information relating to Buyer as Sellers’ Representative may request from time to time.

Section 4.8 No Sale/Encumbrances.

(a) Without prior consultation of the Board at least thirty (30) days prior to entering into any binding agreement, Buyer shall not: (i) sell, lease, sublease, license, sublicense or dispose of in any manner; or (ii) pledge, assign or grant any security interest in and to, the Technology, or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements to be filed with respect thereto (each, a, “Disposition”).

(b) Notwithstanding the foregoing, statutory possessory liens incurred in the ordinary course of Buyer’s business and liens arising from the entry of any judgment against Buyer which is vacated or superseded within the time provided by any applicable Laws shall not be a violation of this covenant.

Section 4.9 Insurance.

(a) Buyer shall continuously maintain and keep in force, at its sole cost and expense, such insurance policies as are commercially reasonable and in accordance with the policies maintained by Buyer in the year prior to the Effective Date.

(b) Buyer shall, and does hereby, indemnify and hold Sellers’ Representative harmless from and against all claims, loss, cost, damage or expense arising, unless due to the gross negligence or willful misconduct of Sellers’ Representative, from: (i) the conduct of Buyer’s business or from any activity, work or things done, permitted or suffered by Buyer, its agents, contractors and employees; (ii) any act or omission of Buyer, its agents, contractors and employees; and (iii) any and all claims for death, illness, personal injury, property damage and improper business practices arising out of the manufacture, use, sale or other disposition of the Technology. Such indemnity shall include all costs, reasonable attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, and Buyer shall, at Sellers’ Representative’s election, either defend Sellers’ Representative with counsel acceptable to Sellers’ Representative or pay the cost of Sellers’ Representative’s counsel when due.

Section 4.10 NO REPRESENTATIONS/WARRANTIES.

EXCEPT AS EXPRESSLY SET FORTH IN THIS LETTER AGREEMENT, SELLERS’ REPRESENTATIVE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE TECHNOLOGY AND/OR RELATED SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

Section 4.11 NO LIABILITY.

(a) SELLERS’ REPRESENTATIVE SHALL NOT BE LIABLE TO BUYER, ITS CUSTOMERS, THE USERS OF ANY OF THE TECHNOLOGY AND RELATED SERVICES, OR ANY THIRD PARTIES FOR ANY DIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON ARISING FROM ANY USE OF THE TECHNOLOGY AND RELATED SERVICES, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, INFRINGEMENT OF INTELLECTUAL PROPERTY, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Sellers’ Representative shall not be liable to Buyer for injury to Buyer’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Buyer on account of any cause whatsoever, including products liability, unless due to the gross negligence or willful misconduct of Sellers’ Representative.

ARTICLE V

5. EVENTS OF DEFAULT

Section 5.1 Events of Default.

The occurrence of any of the following events shall be an Event of Default hereunder:

(a) Buyer fails to pay any money to Sellers’ Representative required hereunder within thirty (30) days of the date such payment is due.

(b) Buyer, in any material respect, fails to perform any other covenant, agreement, obligation, term or condition set forth herein, and, to the extent such failure or default is susceptible of being cured, the continuance of such failure or default for thirty (30) days after written notice thereof from Sellers’ Representative to Buyer; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within said period of time, and if Buyer commences to cure such default promptly after receipt of notice thereof from Sellers’ Representative, and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such period of time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional ninety (90) days.

(c) Any material representation or warranty made by Buyer in connection with any report or information provided to Sellers’ Representative is determined to have been false or misleading in any material respect at the time made.

(d) Buyer becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or files a petition in bankruptcy, or is voluntarily adjudicated insolvent or bankrupt, or admits in writing the inability to pay its debts as they mature, or petitions or applies to any tribunal for, or consents to, or fails to contest, the appointment of a receiver, trustee, custodian or similar officer for Buyer or for a substantial part of the assets of Buyer, or Buyer commences any case, proceeding or other action under any bankruptcy, reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect.

(e) A petition is filed or any case, proceeding or other action is commenced against Buyer seeking to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or other relief under any law relating to bankruptcy, insolvency, arrangement, reorganization, receivership or other debtor relief under any law or statute of any jurisdiction, whether now or hereafter in effect, or a court of competent jurisdiction enters an order for relief against Buyer, as debtor, or an order, judgment or decree is entered appointing, with or without the consent of Buyer, a receiver, trustee, custodian or similar officer for Buyer or for any substantial part of any of the properties of Buyer, and if any such event shall occur, such petition, case, proceeding, action, order, judgment or decree is not dismissed within sixty (60) days after being commenced.

(f) Buyer shall consent to and waive the automatic stay provisions of the Bankruptcy Code so as to permit all obligations of Buyer to Sellers’ Representative to be fully paid and satisfied in the event a bankruptcy is filed by, against or on behalf of Buyer.

(g) The holder of any lien or security interest against all or substantially all of the assets of Buyer (without implying the consent of Sellers’ Representative to the existence or creation of any such lien or security interest), declares a default and such default is not cured within any applicable grace or cure period set forth in the applicable document or such holder institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(h) Any dissolution, termination, partial or complete liquidation of Buyer, or of its business as a going concern, for any reason.

ARTICLE VI

6. REMEDIES

Section 6.1 Remedies Available.

If there shall occur an Event of Default under this Letter Agreement, then Sellers’ Representative, at its option and by or through a trustee, nominee, assignee or otherwise, to the fullest extent permitted by law, exercise any or all of the following rights, remedies and recourses, either successively or concurrently:

Section 6.2 Collect Sums Due.

Sue or otherwise collect all sums due hereunder, together with interest at the Default Rate.

Section 6.3 Judicial Remedies.

Proceed by suit or suits, at law or in equity, instituted by or on behalf of Sellers’ Representative, to enforce the provisions of this Letter Agreement.

Section 6.4 Security Interest.

(a) Buyer grants to Sellers’ Representative a first-priority perfected security interest in all of the Technology and any and all Revenues of Buyer as security for the payment of all sums due hereunder.

(b) Upon the occurrence of any Event of Default and at any time thereafter, Sellers’ Representative may declare all sums due hereunder to be immediately due and payable, and shall have the remedies of a secured Party under the Uniform Commercial Code as adopted in Delaware. Sellers’ Representative may require Buyer to assemble the collateral and make it available to Sellers’ Representative at a place to be designated by Buyer that is reasonably convenient to all Parties. Unless the collateral is perishable or threatens to decline speedily in value or is a type customarily sold on a recognized market, Sellers’ Representative will give Buyer reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale of any other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to the address of Buyer shown at the beginning of this Letter Agreement at least five (5) days before the time of the sale or disposition. Expenses of retaking, holding, preparing for sale, selling or the like shall include Sellers’ Representative’s reasonable attorney's fees and legal expenses.

(c) Provided, however, Sellers recognizes that if Buyer suffers unforeseen cash flow problems or other financial hardship, Seller’s Representative will acting in good faith agree to reasonable extensions of time in order to accommodate Buyer. The remedy under this Section 6.4 is designed to insure that Buyer will comply with its requirements under this Letter Agreement.

Section 6.5 Termination.

(a) Sellers’ Representative may terminate this Letter Agreement upon ten (10) days prior written notice, if the Event of Default is not cured within the time periods provided in Article V. If terminated, then Buyer shall immediately cease using the Technology and all right, title and interest in and to the Technology shall automatically revert to, and be owned exclusively by, Sellers’ Representative, on behalf of the Sellers.

(b) Nothing herein shall be construed to release Buyer from any obligation that matured prior to the date of such termination. This Section shall survive the termination of this Letter Agreement.

(c) Buyer hereby absolutely and irrevocably appoints Sellers’ Representative as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the termination of Buyer’s rights to own and utilize the Technology and to cause the Technology to automatically revert to, and be owned exclusively by, Sellers’ Representative. Buyer shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the foregoing documents.

Section 6.6 Other.

Exercise any other right or remedy available hereunder or at law or in equity. As long as the Buyer is making diligent efforts to exploit and commercialize the Technology, the Sellers’ Representative may not utilize any judicial remedies to terminate the Technology, except to the extent provided under Section 6.5 above.

Section 6.7 Cumulative.

All remedies contained in this Letter Agreement are cumulative and Sellers’ Representative on behalf of the Sellers shall also have all other remedies provided at law and in equity or in any other document between the Parties. Such remedies may be pursued separately, successively or concurrently at the sole and absolute discretion of Sellers’ Representative and may be exercised in any order and as often as occasion therefore shall arise. No act of Sellers’ Representative shall be construed as an election to proceed under any particular provisions of this Letter Agreement to the exclusion of any other provision of this Letter Agreement or as an election of remedies to the exclusion of any other remedy which may then or thereafter be available to the Sellers.

Section 6.8 Waiver.

Sellers’ Representative may waive any single Event of Default by Buyer hereunder without waiving any other prior or subsequent Event of Default. Sellers’ Representative may remedy any Event of Default by Buyer hereunder without waiving the Event of Default remedied. Neither the failure by Sellers’ Representative to exercise, nor a delay by Sellers’ Representative in exercising, any right, power or remedy upon any Event of Default by Buyer hereunder shall be construed as a waiver of such Event of Default or as a waiver of the right to exercise any such right, power or remedy at a later date. No single or partial exercise by Sellers’ Representative of any right, power or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right, power or remedy hereunder may be exercised at any time and from time to time. No notice to nor demand on Buyer in any case shall of itself entitle Buyer to any other or further notice or demand in similar or other circumstances. Acceptance by Sellers’ Representative of any payment in an amount less than the amount then due shall be deemed an acceptance on account only and shall not in any way affect the existence of an Event of Default. In case Sellers’ Representative shall have proceeded to invoke any right, remedy or recourse permitted hereunder and shall thereafter elect to discontinue or abandon the same for any reason, Sellers’ Representative shall have the unqualified right to do so and, in such an event, Buyer and Sellers’ Representative shall be restored to their former positions with respect to this Letter Agreement and otherwise, and the rights, remedies, recourses and powers of Sellers’ Representative shall continue as if the same had never been invoked.

Section 6.9 Attorney’s Fees.

In the event of litigation relating to, or arising from, this Letter Agreement, the prevailing Party shall be entitled to recover, all reasonable legal and paralegal fees, at all levels of proceedings, including, but not limited to, appeals, bankruptcy and collections, and disbursements, costs and charges, together with interest thereon at the Default Rate.

ARTICLE VII

7. MISCELLANEOUS TERMS AND CONDITIONS

Section 7.1 Time of Essence.

Time is of the essence with respect to all provisions of this Letter Agreement.

Section 7.2 Notices.

All notices, demands, requests or other communications to be sent by one Party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, or by depositing the same with Federal Express or another reputable private courier service for next business day delivery addressed to the intended addressee at its address set forth on the first page of this Letter Agreement, or at such other address as may be designated by such Party as herein provided. All notices, demands and requests shall be effective upon such personal delivery, or one (1) business day after being deposited with the private courier service. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent. By giving to the other Party hereto at least fifteen (15) days’ prior written notice thereof in accordance with the provisions hereof, each Party shall have the right from time to time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

Section 7.3 Successors and Assigns.

The terms, provisions, indemnities, covenants and conditions hereof shall be binding upon the Parties and their respective heirs, successors and assigns.

Section 7.4 Severability.

A determination that any provision of this Letter Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision. A determination that the application of any provision of this Letter Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

Section 7.5 Section Headings.

The headings of the sections and paragraphs of this Letter Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

Section 7.6 Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the State of Delaware, provided: (i) that to the extent that any of such laws may now or hereafter be preempted by federal law, federal law shall govern and be controlling; and (ii) any questions affecting the construction and effect of any foreign patent shall be determined by the law of the country in which the foreign patent was granted, and provided further that the laws of the State of Delaware shall govern as to the creation, priority and enforcement of this Letter Agreement.

Section 7.7 Arbitration.

Each Party agrees that any controversy, dispute or claim arising out of or relating to this Letter Agreement and/or any documents related hereto or a breach of any of the terms or conditions of this Letter Agreement, including a dispute as to the scope or applicability of this Letter Agreement, which cannot be resolved by the Parties within thirty (30) days after written notice by either Party, shall be settled by binding arbitration by three (3) arbitrators, of whom the Buyer and the Sellers’ Representative shall each appoint one and the two appointed arbitrators shall mutually appoint one, in New Castle County, Delaware. The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of any arbitration proceeding under this provision shall be shared equally by the Buyer and the Sellers. The arbitrators shall state in writing the reasons for their award and the legal and factual conclusions underlying the award. The award of the arbitrators shall be final, and judgment upon the award may be entered in any state or federal court located in New Castle County, Delaware. The Parties agree that all of the negotiations and arbitration proceedings relating to such disputes and all testimony, transcripts and other documents relating to such arbitration shall be treated as confidential and will not be disclosed or otherwise divulged to any other person except as necessary in connection with such negotiations and arbitration proceedings.

Section 7.7 Counting of Days.

The term “days” when used herein shall mean business days. If any time period ends on a Saturday, Sunday or holiday officially recognized by the State of Delaware, the period shall be deemed to end on the next succeeding business day. The term “business day” when used herein shall mean a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Delaware are authorized by law to be closed.

Section 7.8 Relationship of the Parties.

The relationship between Buyer, Sellers and Sellers’ Representative is that of an assignor and assignee of patents and other intellectual property, notwithstanding the method of calculation of Royalties hereunder. Neither Sellers, Sellers’ Representative nor Buyer is an agent, employee, joint venturer or partner of the other Party.

Section 7.9 Sellers’ Representative May File Proofs of Claim.

In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Buyer or its creditors or property, Sellers’ Representative, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Sellers allowed in such proceedings for the entire sum due at the date of the institution of such proceedings and for any additional amount which may become due and payable by Buyer or hereunder after such date.

Section 7.10 Counterparts/Facsimile.

This Letter Agreement may be executed in one or more counterparts as may be required; and evidence of execution communicated by facsimile. All counterparts and facsimiles shall be deemed as original documents for all purposes.

Section 7.11 Confidentiality.

Except: (i) as disclosure is required by applicable law; and (ii) such disclosure as is made to the professional advisors of the Sellers’ Representative and Buyer, the Sellers, Sellers’ Representative, and Buyer shall keep the details of this Letter Agreement confidential.

Section 7.12 Entire Agreement and Modifications.

This Letter Agreement contains the entire agreement between the Parties relating to the subject matter hereof and all prior agreements relative hereto and thereto which are not contained herein or therein are terminated. This Letter Agreement may not be amended, revised, waived, discharged, released or terminated orally but only by a written instrument or instruments executed by the Party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Letter Agreement to be executed by their respective duly authorized officers as of the Effective Date.

VIRTUAL ASSETS LAB AG:

By:	/s/ Carl Christian Alexander Boehnke de Lorraine-Elbeuf
Name:	Carl Christian Alexander Boehnke de Lorraine-Elbeuf
Title:	Director

SELLERS' REPRESENTATIVE:

By:	/s/ Ryan D. Faber
Name:	Ryan D. Faber

FOUNDER SELLERS:

By:	/s/ Ryan D. Faber
Name:	Ryan D. Faber

By:	/s/ Alain Pierre Meier
Name:	Alain Pierre Meier

By:	/s/ Jesse Jordan Leimgruber
Name:	Jesse Jordan Leimgruber

By:	/s/ John Carlton Backus III
Name:	John Carlton Backus III